Exhibit 99.1

Company Release - 2/17/2009

Montpelier Re Reports Fourth Quarter 2008 Operating income of $57 Million, or $0.68 Per Share, and a Fully Converted Book Value Per Share of $15.94.

HAMILTON, Bermuda—(BUSINESS WIRE)—

Montpelier Re Holdings Ltd. (NYSE: MRH); (the “Company”) reported operating income of $57 million (or $0.68 per share) for the quarter ended December 31, 2008 and $94 million (or $1.09 per share) for the full year.

The Company reported a comprehensive loss of $51 million (or $0.61 per share) for the quarter ended December 31, 2008, which includes $50 million and $59 million of net realized and unrealized investment losses, respectively.  The comprehensive loss for the year ended December 31, 2008 was $151 million, which includes $72 million and $170 million of net realized and unrealized investment losses, respectively.

Fully converted book value per share was $15.94 at December 31, 2008, a decrease of 3.6% for the quarter and 9.2% for the year, inclusive of dividends.

The Company’s net financial impact from Hurricanes Gustav and Ike did not change significantly during the quarter and currently stands at approximately $140 million. Favorable releases from prior year reserves were $32 million in the fourth quarter and $104 million for the year.

Chris Harris, President and Chief Executive Officer, said, “We produced solid underwriting results during the fourth quarter.  The quarter benefited from prior year reserve releases, and our Ike net loss remained within our expected range for a storm of that size.”

Mr. Harris continued, “Our fourth quarter investment results were a disappointment, particularly within the alternative portfolio.  The majority of the $50 million of realized losses recorded during the quarter came from write-offs of our leveraged distressed debt fund investments. At year end, 82% of our portfolio was invested in cash and investment grade fixed income instruments with an average rating of AA+, and we are comfortable with our asset allocation heading into 2009.”

He continued, “On the underwriting front, the January renewal season was encouraging in the U.S. although less so elsewhere. We found pricing relatively attractive for most lines, but we expect rates to firm through the year.”

Please refer to our December 31, 2008 Financial Supplement for more detailed financial information, which is posted on our website at www.montpelierre.bm.

(1) Operating Income is a non-GAAP financial measure which represents net income (loss) excluding net investment and foreign exchange gains and losses, income taxes and extraordinary gains.

(2) Fully converted book value per share at December 31, 2008 is based on total shareholders’ equity of $1,358 million divided by common shares outstanding of 83,906,704 (which excludes 7,920,000 shares subject to our share issuance agreement) plus shares issuable upon conversion of outstanding share equivalents of 1,281,619. Fully converted book value per share at September 30, 2008 is based on total shareholders’ equity of $1,414 million divided by common shares outstanding of 83,571,059 (which excludes 7,920,000 shares subject to our share issuance agreement) plus shares issuable upon conversion of outstanding share equivalents of 1,501,598.  Fully converted book value per share at December 31, 2007 is based on total shareholders’ equity of $1,653 million divided by common shares outstanding of 91,370,078 (which excludes 7,920,000 shares subject to our share issuance agreement) plus shares issuable upon conversion of outstanding share equivalents of 1,109,083.

(3) The return for the quarter represents the change in fully converted book value per share from September 30, 2008 ($16.61) to December 31, 2008 ($15.94), after giving effect to a dividend of $0.075 per share. The return for the year represents the change in fully converted book value per share from December 31, 2007 ($17.88) to December 31, 2008 ($15.94), after giving effect to dividends of $0.30 per share.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Wednesday, February 18, 2009 at  8:30 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-800-860-2442 (toll free) or 1-412-858-4600 (international). A telephone replay of the conference call will be available through March 18, 2009 by dialing 1-877-344-7529 (toll-free) or 1-412-858-4600 (international) and entering the passcode 426347.

The Company, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This earnings release contains forward-looking statements within the meaning of the United States (the “U.S.”) federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes, in particular catastrophes that are weather-related; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plans of Syndicate 5151 and MUSIC effectively; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated  by modeling techniques; the accuracy of estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our insurance and reinsurance operating subsidiaries; and the impact of foreign currency fluctuation.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. Source: Montpelier Re Holdings Ltd.

Contact: Montpelier Re Holdings Ltd.

William Pollett, SVP & Treasurer, 441-297-9576

Jeannine Klein Menzies, Corporate Affairs Manager, 441-297-9570

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	December 31,		December 31,
	2008		2007
Assets

Fixed maturity investments, at fair value	$1,706.6		$2,061.5
Equity securities, at fair value	242.3		220.2
Other investments	148.3		77.7
Cash and cash equivalents	260.9		453.2
Restricted cash	7.1		35.5
Total investments and cash	2,365.2		2,848.1

Securities lending collateral	—		192.0
Reinsurance recoverable on unpaid losses	122.9		152.5
Reinsurance recoverable on paid losses	36.4		16.8
Premiums receivable	168.5		160.5
Unearned premium ceded	20.8		21.1
Deferred acquisition costs	28.4		27.7
Accrued investment income	14.0		19.4
Unsettled sales of investments	1.4		56.0
Other assets	40.0		31.1
Total Assets	$2,797.6		$3,525.2

Liabilities

Loss and loss adjustment expense reserves	$808.9		$860.7
Debt	352.5		427.4
Securities lending payable	—		193.4
Unearned premium	185.2		187.4
Insurance and reinsurance balances payable	43.8		40.7
Unsettled purchases of investments	3.1		23.8
Accounts payable, accrued expenses and other liabilities	46.5		50.0
Total Liabilities	1,440.0		1,783.4

Minority Interest - Blue Ocean
Blue Ocean - preferred equity	—		20.6
Blue Ocean - common equity	—		68.1
Total Minority Interest	—		88.7

Common Shareholders’ Equity

Common shares and additional paid-in capital	1,599.2		1,694.5
Treasury shares, at cost	(23.8)		—
Retained deficit	(214.6)		(43.6)
Accumulated other comprehensive income	(3.2)		2.2
Total Common Shareholders’ Equity	1,357.6		1,653.1
Total Liabilities, Minority Interest and Common Shareholders’ Equity	$2,797.6		$3,525.2

Common shares outstanding (000s) (1)	91,827	sh	99,290	sh
Common and common equivalent shares outstanding (000s) (1)	93,108		100,399

Book value per share:

Book value per share	$16.18		$18.09
Fully converted book value per share	15.94		17.88
Fully converted tangible book value per share	15.88		17.82

(1)   Includes 7,920,000 shares subject to a share issuance agreement as of December 31, 2008 and December 31, 2007, respectively. These shares were not dilutive to the calculations of book value per share presented above.

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2008	2007	2008	2007

Underwriting revenues

Gross premiums written	$72.6	$76.3	$620.1	$653.8
Reinsurance premiums ceded	0.9	(1.8)	(78.9)	(104.8)
Net premiums written	$73.5	$74.5	$541.2	$549.0

Gross premiums earned	$155.1	$179.2	$607.0	$685.3
Earned reinsurance premiums ceded	(20.3)	(32.2)	(78.5)	(128.1)
Net premiums earned	134.8	147.0	528.5	557.2

Underwriting expenses

Loss and loss adjustment expenses - current year	(65.4)	(34.7)	(399.2)	(213.9)
Loss and loss adjustment expenses - prior year	32.2	4.1	104.1	36.4
Acquisition costs	(21.6)	(20.0)	(83.9)	(78.3)
General and administrative expenses	(30.7)	(27.1)	(102.0)	(85.9)
Underwriting income	49.3	69.3	47.5	215.5

Net investment income	18.6	33.1	86.4	132.5
Other revenue (expense)	(0.9)	2.5	0.9	10.4
Interest and other financing expenses	(6.6)	(9.2)	(26.8)	(34.5)
Other non-underwriting expenses	(3.1)	(3.1)	(11.9)	(11.9)
Minority interest expense - Blue Ocean	—	(5.1)	(1.9)	(31.9)
Operating income (1)	57.3	87.5	94.2	280.1

Net realized investment gains (losses) (2)	(49.7)	6.6	(71.7)	26.6
Net unrealized investment losses (2)	(62.2)	(4.2)	(171.4)	(0.1)
Net foreign exchange gains (2)	7.9	0.6	3.5	9.3
Income tax provision	(1.0)	—	(1.1)	(0.1)
Excess of fair value of acquired net assets over cost - Blue Ocean	—	—	1.0	—

Net income (loss)	(47.7)	90.5	(145.5)	315.8

Change in value of Symetra Financial Corporation	2.6	(2.4)	0.9	(1.6)
Change in foreign currency translation	(6.2)	(0.2)	(6.3)	(0.2)

Comprehensive income (loss)	$(51.3)	$87.9	$(150.9)	$314.0

Earnings per share:

Basic earnings (loss) per share	$(0.57)	$0.96	$(1.69)	$3.29
Diluted earnings (loss) per share	(0.57)	0.96	(1.69)	3.29
Diluted operating earnings per share (1)	0.68	0.93	1.09	2.92
Diluted comprehensive earnings (loss) per share	(0.61)	0.93	(1.75)	3.27

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	48.6%	23.6%	75.5%	38.3%
Prior year	-23.9%	-2.8%	-19.7%	-6.5%
Loss and loss adjustment expense ratio	24.7%	20.8%	55.8%	31.8%
Expense ratio	38.7%	32.1%	35.2%	29.5%
Combined ratio	63.4%	52.9%	91.0%	61.3%

(1) Excludes net investment and foreign exchange gains and losses, income taxes and extraordinary gains.

(2) Includes net gains and losses on related derivative instruments.